Exhibit 99.1

Ramaco Resources, Inc. Announces Resignation of Board Member

LEXINGTON, Ky., August 20, 2020 -- Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announces today that Trent Kososki has resigned from the Company’s board of directors, effective August 14, 2020.

Randall Atkins, Ramaco’s Executive Chairman commented, “On behalf of Ramaco Resources I would like to thank Trent for not only his service on our Board of Directors, but for being a key player in the early days of both the formation and launching of our public company. When Trent was with Energy Capital Partners he led their investment in Ramaco Resources when it was still a private entity and provided critical counsel to both me and the Board during his tenure. We are sorry he will be leaving, but wish him all success in his new career move to another private equity firm.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines operating from two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com.